AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1 (the "Amendment"), dated as of March 26, 1998, to the Agreement and Plan of Merger, dated as of March 1, 1998 (the "Merger Agree ment"), by and among WHX Corporation, a Delaware corporation ("Parent"), HN Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Handy & Harman, a New York corporation (the "Company").

         WHEREAS, the parties hereto desire to amend the Merger Agreement to provide that payments required to be made to holders of Options (as defined in the Merger Agreement) in consideration of the cancellation of such Options pursuant to the Merger Agreement shall be made immediately prior to the acceptance of Shares for payment pursuant to the Offer, rather than at the Effective Time (as defined in the Merger Agreement).

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consid eration, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         SECTION 1. DEFINITIONS; REFERENCES. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to "hereof," "herein," "hereunder," "hereby" and "this Agreement" shall from and after the date hereof refer to the Merger Agreement as amended by this Amendment.

         SECTION 2. TREATMENT OF OPTIONS. The first paragraph of Section 2.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 2.5 COMPANY OPTION PLANS. Parent and the Company shall take all actions necessary to provide that, effective immediately prior to the acceptance of Shares for payment pursuant to the Offer, (i) each outstanding employee stock option to purchase Shares (an "Employee Option") granted under the Company's Long-Term Incentive Stock Option Plan (the "ISO Plan") or the Company's 1995 Omnibus Stock Incentive Plan (the "1995 Option Plan") and each outstanding non-employee director option to purchase


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         Shares ("Director Options" and collectively with Employee Options, "Op-
         tions") granted under the Company's Outside Director Stock Option Plan (the "Director Plan" and collectively with the ISO Plan and the 1995 Option Plan, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option that is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option other wise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of
         (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes).

         SECTION 3. NO FURTHER AMENDMENT. Except as otherwise provided herein, the Merger Agreement shall remain unchanged and in full force and effect.

         SECTION 4. EFFECT OF AMENDMENT. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

         SECTION 5. GOVERNING LAW. This Amendment shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         SECTION 6. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 7. CAPTIONS. The captions of the various sections of this Amend ment have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Amendment or the Merger Agreement or affect the construction thereof.



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                  IN WITNESS  WHEREOF,  each of Parent,  the  Purchaser  and the
Company has caused this Amendment to be executed as of the date first above written.


                                            WHX CORPORATION


                                            By:  /S/ RONALD LABOW
                                                 ----------------------
                                                  Name: Ronald LaBow
                                                  Title:  Chairman


                                            HN ACQUISITION CORP.


                                            By:  /S/ STUART E. TABIN
                                                 ---------------------
                                                  Name: Stuart E. Tabin
                                                  Title: Vice President


                                            HANDY & HARMAN


                                            By:  /S/ PAUL E. DIXON
                                                 -----------------------
                                                  Name:  Paul E. Dixon
                                                  Title: Senior Vice President,
                                                         General Counsel and
                                                         Secretary

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